Exhibit 10.30

REVENUE PARTICIPATION AGREEMENT

THIS AGREEMENT dated as of the 20th day of March 2026.

BETWEEN:

MOANA MINERALS LIMITED, a company incorporated under the laws of Cook Islands

(“Company”)

- and -

OCEAN MINERALS, LLC, a company incorporated under the laws of the Cayman Islands

(“OML”)

- and -

AMERICAN OCEAN MINERALS CORP., a company incorporated under the laws of the State of Delaware

(“Participation Holder”)

INTRODUCTION

A.	The Company is the exclusive holder of the Exploration Licence issued by the SBMA under SBM Legislation in respect of the Property.

B.	The Company intends to develop the Project.

C.	The Company has agreed to create, grant and sell the Participation to the Participation Holder in accordance with the terms and conditions described herein.

D.	The Company is a wholly owned subsidiary of OML.

IN CONSIDERATION OF, the covenants and mutual agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each of the Parties), the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	DEFINITIONS

Unless the context otherwise requires, in this Agreement:

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, a Party. For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

“Agreement” means this document including any schedule or appendix to it;

“AML Legislation” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws, whether within the United States, Canada, Cook Islands or, to the extent applicable to any Party or its subsidiaries, elsewhere, including any regulations, guidelines or orders thereunder., including any regulations, guidelines or orders thereunder, or amendments thereof;

“Annual Tonnage Cap” means 10,000,000 dry metric tonnes of Product, in the aggregate produced from the Products extracted and recovered from the Property and Sold in any calendar year, as determined in accordance with the WSMD Procedures;

“Anti-Corruption Laws” means the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada), the United Kingdom Bribery Act 2010 and the United States Foreign Corrupt Practices Act of 1977, and all other laws, rules, and regulations of any jurisdiction applicable to any Party or its subsidiaries from time to time concerning or relating to bribery or corruption;

“Anti-Terrorism Laws” means Part II.1 of the Criminal Code, including the Regulations Establishing a List of Entities, Executive Order 13224 (effective September 24, 2001), and other applicable anti-terrorist financing Laws, including any regulations, guidelines or orders thereunder;

“Application” means the exploration licence application submitted to and approved by the SBMA on February 8, 2022, and/or as varied with the SBMA’s approval in writing.

“Approved Standard” means any of the following, in each case as in effect from time to time, together with any successor instrument, rule or policy thereto: (a) the SEC Regulations; (b) NI 43-101 and the CIM Definition Standards on Mineral Resources and Mineral Reserves; (c) the JORC Code; (d) the SAMREC Code; and (e) any other classification system for the reporting of mineral reserves and mineral resources that is accepted by the U.S. Securities and Exchange Commission as an “acceptable foreign code”;

“Arm’s Length Party” means, with respect to any particular Person, another Person that is not (i) a Related Person of such Person, or otherwise determined not to be dealing at arm’s length with such Person, including where the price or other material terms are influenced by relationship rather than market forces or (ii) an Affiliate of such Person;

“Authorization” means any authorization, approval, consent, concession, exemption, license, lease, grant, permit, franchise, right or similar arrangement (including surface rights, deep-sea rights, access rights, rights of way, privileges, concessions or franchises granted to or held by the Company by, or required to be obtained from, any Person (including a Governmental Body), for the exploration of the Property or the construction, development and operation of the Project), privilege or no-action letter from any Governmental Body having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person’s property or business and affairs (including any exploitation permit, zoning approval, mining permit, development permit or building permit) or from any Person in connection with any easements, contractual rights or other matters;

“Books and Records” the books, accounts, records and data of every kind or nature maintained by or on behalf of the Company or an Affiliate of the Company in relation to the Project, or the Company’s operations and activities on the Property, or the calculation of the Participation, including books, accounts and records which relate to, contain or which consist of:

(a)	the quantity of Product Sold in each Quarter or for which insurance proceeds have been received in the Quarter;

(b)	the calculation of each component of the Participation for each Quarter;

(c)	the payment of the Participation in each Quarter;

(d)

where there is any commingling in a Quarter of Product with materials extracted from areas outside the boundaries of the Property, the measures, moistures and assays of the minerals and substances in the Product extracted and recovered from the Property prior to the commingling;

(e)

offtake agreements, settlement sheets, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files, electronically stored data and other data;

(f)	geological and metallurgical data, drill hole logs, cross sections and assay results; and

(g)	the exploration, development and mining of the Property;

“Business Day” means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in the place where an act is to be performed or a payment is to be made;

“Buyer” means any Person (i) that purchases Product from the Company or its Affiliates; or (ii) that is the recipient or transferee of title to Product or the recipient of the entitlement to or benefit of Product from the Company or its Affiliates;

“Change of Control” of a Person (the “Subject Person”) means the consummation of any transaction or event, including any consolidation, business combination, arrangement, amalgamation or merger or any issue, transfer or acquisition of securities, the result of which is that any other Person (other than an Affiliate of the Subject Person) or group of other persons (other than an Affiliate of the Subject Person) acting jointly or in concert for purposes of such transaction or event (a) becomes the beneficial owners, directly or indirectly, of more than 50% of the votes attached to the voting securities of the Subject Person or (b) otherwise acquires control of the Subject Person through the occupation of a majority of the seats (other than the vacant seats) on the board of the Subject Person by individuals who were neither (i) nominated by the board of the Subject Person nor (ii) appointed, approved or endorsed by members of the board of the Subject Person; provided that a Change of Control of any Subject Person shall not include a change in the beneficial ownership of voting securities of such Subject Person, or acquisition of control of such Subject Person, if the common shares of such Subject Person were listed on a public securities exchange immediately prior to, or contemporaneously with, or immediately after the completion of such transaction;

“Claim” includes any claim, action, damage, loss, liability, cost, charge, expense, outgoing, payment or demand of any nature and whether present or future, fixed or unascertained, actual or contingent and whether at law, in equity, under statute, contract or otherwise;

“Compensation Amount” means the net present value of the Participation Holder’s right to receive future Participation payments under this Agreement, calculated using the Participation Percentage on the date of the applicable termination notice and Gross Proceeds assuming:

(a)

2,500,000 dry metric tonnes of Product to be Sold in each Quarter (or pro rata thereof) from the date of the applicable termination notice to the end of the term of any mining licence or Titles and any extensions thereto as set out in the relevant documents and Titles; and

(b)

the forecast price for Product for each such Quarter being the aggregate of the forecast prices of each of the Metals contained in such Product as published by the London Metals Exchange (or appropriate internationally recognized metal price quotation for use in international trade as selected by the Participation Holder) for that Quarter (or if no forecast price is available for any Quarter, using, for that Quarter, the average of the forecast prices for the last four available Quarters), and applying a discount rate of 8%.

“Confidential Information” has the meaning given in Section 11.1(a);

“Control” means, with respect to a Person, owning, controlling or having the power to direct (whether through ownership of voting securities, by contract or otherwise) 10% or more of the equity interests or voting rights of that Person;

“Disposal” means any disposal by any means including dumping, incineration, spraying, pumping, injecting, depositing or burying;

“Dispute” has the meaning given in Section 12.1;

“Dispute Notice” has the meaning given in Section 12.2;

“Dispute Representative” has the meaning given in Section 12.2;

“Encumbrance” means any mortgage, deed of trust, charge, pledge, hypothecation, security interest, priority or other security agreement, assignment, deposit arrangement, lien (statutory or otherwise), title retention agreement or arrangement, conditional sale, option, licence or licence fee, royalty, claim, production payment, restrictive covenant, preferential arrangement or other encumbrance of any nature or any agreement to give or create any of the foregoing, whether registered or recorded or unregistered or unrecorded;

“Environment” includes the air, surface water, groundwater, body of water, any land, soil or underground space even if submerged under water or covered by a structure, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matters and living organisms and the environment or natural environment as defined in any Environmental Law and “Environmental” will have a similar extended meaning;

“Environmental Laws” means all Laws relating in whole or in part to the Environment, including those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, release or Disposal of any Hazardous Substance;

“Excluded Taxes” means, with respect to the Participation Holder, any of the following:

(a)

any Taxes imposed on or measured by the Participation Holder’s net income, net profits, capital gains, capital or branch profits, or franchise or capital Taxes imposed on (or measured by) the taxable capital of the Participation Holder, in each case, imposed by the jurisdiction (or any political subdivision thereof) under the laws of which it is incorporated or continued or resident or organized, in each case determined by application of the laws of such jurisdiction, or in which it has a permanent establishment or carries on business, in each case determined by application of the laws of such jurisdiction;

(b)

any Taxes imposed by reason of the Participation Holder receiving payments under this Agreement to an account in a jurisdiction other than the United States, or the jurisdiction in which it is incorporated or continued or resident or organized, if applicable;

“Execution Date” means the date of this Agreement;

“Exploration Licence” means the exploration licence “EL3” granted to the Company as licence holder under the Seabed Minerals Act 2019 , pursuant to an application approved by the Cook Islands Government on 8 February 2022, with a licence start date of 23 February 2022 and a licence end date of 23 February 2027, as such licence may be renewed, extended, varied, converted (including to an exploitation licence), replaced, substituted or reissued from time to time in accordance with the SBM Legislation;

“Export Value” means, in respect of any Products, the “export value” of such Products during the applicable period calculated in accordance with the SBM Legislation;

“Financing Party” has the meaning given in Section 8.4;

“GAAP” means, with respect to any Person, the accounting principles generally accepted in the jurisdiction of that Person’s reporting, which, for the Company, are IFRS, together with related interpretations, and any successor or replacement standards or financial reporting framework that replaces IFRS (in whole or in part), in each case as in effect from time to time.

“Good Industry Practice” means, in relation to any decision or undertaking, the exercise of that degree of diligence, skill, care, prudence, oversight, economy and stewardship which is commonly observed or would reasonably be expected to be observed by skilled and experienced professionals engaged in the same type of undertaking under the same or similar circumstances;

“Governmental Body” means any federal, provincial, state, territorial, regional, municipal, local government or authority, intergovernmental organization, quasi government authority, fiscal or judicial body, government or self-regulatory organization, commission, board, tribunal, organization, stock exchange or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing including any indigenous or native body (or both, as the case may be) exercising governance powers by right, title or custom;

“Gross Proceeds” in any given Quarter means the aggregate of the following:

(a)

the Export Value of Products used for purposes of calculating the royalty payable to the Cook Islands with respect to the months occurring during such Quarter under the SBM Legislation as then in effect; and

(b)	any amount received by the Company (or an Affiliate) as compensation for the expropriation or forcible taking of all, or any portion, of the Property;

“ICC” means the International Chamber of Commerce or any entity which replaces it or which substantially succeeds to its powers or functions;

“ICC Rules” has the meaning given in Section 12.3(b)(i);

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board;

“Incoterms 2020” means the ICC Incoterms published by the ICC from time to time, which as at the date of the Agreement is Incoterms® 2020;

“Indemnified Party” has the meaning given in Section 6.1;

“Initial Investment” means $5,000,000;

“Interest Rate” means 8% per annum, calculated daily on the basis of a 365-day year and compounded monthly;

“Insurances” has the meaning given in Section 4.7(a);

“Law” includes:

(a)

all international, intergovernmental, Federal, Provincial, State, local government legislation including statutes, common law and equity, ordinances, regulations, codes, guidelines, directives and other instruments of any Governmental Body having jurisdiction over a Party, the Property, the Project or any Title, including, for greater certainty, the SBM Legislation and, to the extent applicable, UNCLOS;

(b)

any judgments, decrees, writs, administrative interpretations, guidelines, policies, injunctions, orders or the like, of any Governmental Body with which a Party is legally required to comply and the SBMA;

(c)	any regulations, directives, rulings or policies of intergovernmental organizations which a Party as a Party is legally required to comply; and

(d)	Governmental Body requirements and consents, certificates, licences, permits and approvals (including the terms and conditions attached to any of them).

“Material Adverse Effect” means any change, event, occurrence, condition, circumstance, effect, fact or development (alone, or in conjunction with any other change, event, occurrence, condition, circumstance, effect, fact or development) that has, or could reasonably be expected to have, a material and adverse effect on:

(a)

the validity, subsistence or good standing of the Property (including, but not limited to, any material risk of suspension, cancellation, forfeiture, relinquishment or non-renewal of the Exploration Licence or any other Title);

(b)

the Project (including the ability of the Company or any of its Affiliates to explore, construct, develop or operate the Project substantially in accordance with the development plan, as applicable, for the Project in effect at the time of the occurrence of the Material Adverse Effect);

(c)	the ability of the Company or OML to perform its obligations under this Agreement;

(d)

the business, operations, assets, liabilities (including environmental or regulatory liabilities), results of operations or financial condition of the Company, in a manner that is adverse to the Participation Holder; or

(e)	the legality, validity, binding effect or enforceability of this Agreement, the Participation, or the rights and remedies of the Participation Holder under this Agreement.

“Metals” means all metallic and non-metallic elements or compounds of economic value contained in Product extracted from the seabed which is the subject of the Property, including, without limitation, nickel, cobalt, manganese, copper and any other metals or minerals contained in polymetallic nodules or other mineralisation that the Company is authorised to explore for or mine under the Exploration Licence or any other Title, as applicable;

“Mineral Reserves” means proven and probable mineral reserves (or their equivalent) as defined under any Approved Standard;

“Mineral Resources” means measured, indicated and inferred mineral resources (or their equivalent) as defined under any Approved Standard;

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators (or any successor instrument, rule or policy);

“No Interest Letter” has the meaning given in Section 8.4;

“Notice” or “notice” has the meaning given in Section 13.1;

“Obligations” means all present and future obligations, debts, liabilities and covenants of the Company to the Participation Holder under this Agreement and any Security Document, including the obligation to pay the Participation, the Compensation Amount and any other amounts payable under this Agreement, together with all interest, fees, costs and expenses (including legal fees and out-of-pocket expenses) payable by the Company pursuant to this Agreement or any Security Document, in each case whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising;

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.

“Order” means any order, directive, decree, judgment, ruling, award, injunction, direction or request of any Governmental Body or other decision-making authority of competent jurisdiction;

“Participation” means the Participation Percentage of the Gross Proceeds from Product that is Sold from the Property (or from the compensation for the expropriation or forcible taking of all, or any portion, of the Property) to which the Participation Holder is entitled pursuant to the terms of this Agreement, exclusive of any and all Taxes, and subject to the Annual Tonnage Cap;

“Participation Percentage” means 1%;

“Participation Statement” has the meaning given in Section 5.2;

“Parties” means the Company, the Participation Holder, and OML, and “Party” means either the Company, OML, or the Participation Holder, as the context requires;

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other form of enterprise, or any government or any agency or political subdivision thereof;

“Personnel” means, at the relevant time, in relation to a Party, any of its (or any Affiliates’) directors, officers or employees;

“PPSA” means the Personal Property Securities Act 2017 (Cook Islands);

“Product” means any and all Metals and minerals of every nature and kind, (including precious and base metals), in whatever form or state which are recovered, extracted, produced, processed, recovered in soluble solution or otherwise recovered or produced from material mined or excavated from the Property;

“Project” means the Company’s and OML’s exploration, evaluation, development, harvesting, mining, processing, transportation, marketing and sale of polymetallic nodules, and the Metals contained in them, from the Property, in each case as authorized by, and carried out in accordance with, the SBM Legislation and the applicable Titles (including the Exploration Licence);

“Property” means the area of seabed within the exclusive economic zone of the Cook Islands that is subject, from time to time, to (a) the rights created by the Exploration Licence, as further described in Schedule A; (b) any other Title or mineral right, licence, permit or authorization issued to or held (directly or indirectly) by the Company or any of its Affiliates under the SBM Legislation that renews, replaces, converts, amalgamates, varies or extends the Exploration Licence or covers all or any part of the area referred to in paragraph (a), including any mining licence granted in respect of such area; and (c) any mineral right, licence, permit, authorization or other right or interest under the SBM Legislation subsequently acquired by the Company or any of its Affiliates, successors or assigns in respect of any area formerly included in the Property, including as a result of any reacquisition of mineral rights contemplated by Section 4.6;

“Quarter” and “Quarterly” mean the period commencing on the date that the Company or its Affiliates first Sells Product and expiring on the day preceding the next occurring 1st day of January, April, July or October and thereafter each successive period of three calendar months;

“Related Person” means, with respect to a Person: (a) any director, officer, partner, manager or other Person performing a similar function for that Person, or any of their immediate family members of any such individual; (b) any Person that, directly or indirectly, Controls that Person; (c) any Person which that Person (or any of its Affiliates) directly or indirectly Controls; (d) any Person who is directly or indirectly Controlled by a Person (or any of its Affiliates) who also Controls that Person; or (e) any Person that is a party to any joint venture or similar arrangement with such Person or any of its Affiliates (including any partnership, consortium, co-operation agreement, strategic alliance, or other arrangement involving shared economics, governance or pricing), whether or not carried out through a separate legal entity, and any Affiliate of such Person;

“Restricted Person” means any person that:

(a)	is named, identified, described in or on or included in or on any of:

(i)

the lists issued under Canadian economic sanctions and terrorism financing legislation, including the Special Economic Measures Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada), and the Freezing Assets of Corrupt Foreign Officials Act (Canada), and any regulations promulgated under the foregoing;

(ii)	the Denied Persons List, the Entity List or the Unverified List, compiled by the Bureau of Industry and Security, U.S. Department of Commerce;

(iii)	the List of Statutorily Debarred Parties compiled by the U.S. Department of State;

(iv)	the Specially Designated Nationals And Blocked Persons List compiled by the U.S. Office of Foreign Assets Control;

(v)	the Annex to (or any person that is otherwise subject to the provisions of) U.S. Executive Order No. 13324;

(vi)	the Consolidated List of Financial Sanctions Targets compiled by Her Majesty’s Treasury (United Kingdom);

(vii)

the Consolidated List of Persons, Groups and Entities Subject to European Union Financial Sanctions as prepared by the European External Action Service and agreed by the Council of the European Union; or

(viii)

any publicly available lists maintained from time to time under the applicable Laws of Canada, the United States, the United Kingdom or the European Union relating to anti-terrorism or anti-money laundering matters;

(b)	is subject to trade restrictions or other government sanctions under any applicable Laws of Canada, the United States, the United Kingdom or the European Union from time to time, including:

(i)

the Special Economic Measures Act (Canada), the Criminal Code (Canada), the United Nations Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada) and the Freezing Assets of Corrupt Foreign Officials Act (Canada);

(ii)	the International Emergency Economic Powers Act, 50 U.S.C.; or

(iii)

the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq.; or any other enabling legislation or executive order relating thereto, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107-56; or

(c)	is known, after reasonable inquiry, to be an Affiliate of a person referred to in paragraph (a) or (b) of this definition;

“Sale” or “Sold” or ‘Sell” means the earlier of:

(a)

transfer of title to Product from the Company or its Affiliates to a Buyer (and includes a transfer of title to Product transported off the Property that the Company or its Affiliates elects to have credited to or held for its account by a refinery); and

(b)	receipt of insurance proceeds by the Company or its Affiliates for any Product that is lost or damaged;

“Sanctions” means economic or financial sanctions, requirements, regulations, restrictive measures or embargoes imposed, administered, enacted or enforced from time to time by the United States (including through OFAC or the United States Department of State), the United Nations Security Council, Canada, the European Union, any European Union member state or the United Kingdom (including His Majesty’s Treasury).

“SBMA” means the Cook Islands Seabed Minerals Authority, or any successor Governmental Body exercising equivalent functions under the SBM Legislation;

“SBM Legislation” means, collectively, (a) the Seabed Minerals Act 2019 (Cook Islands), (b) the Seabed Minerals (Exploration) Regulations 2020, (c) the Seabed Minerals (Royalties) Regulations 2013, (d) the Environment Act 2003 (Cook Islands), and (e) the Environment (Seabed Minerals Activities) Regulations 2023 and the Seabed Minerals (Minerals Harvesting and Other Mining) Regulations 2024, (f) any licence, permit, approval, work plan, condition or other requirement issued by the SBMA or any other Governmental Body under any of the foregoing; and (g) any amendments, re-enactments, replacements or successor instruments relating to seabed minerals activities in the Cook Islands.

“SEC Regulations” means the U.S. Securities and Exchange Commission’s Industry Guide 7 or Regulation S-K Subpart 1300 (in effect at such time), as amended or replaced, relating to disclosures for mining registrants.

“Social Laws” means all Laws relating in whole or in part to:

(a)	harm to or the protection of the human health or safety;

(b)	social matters in connection with the Project; and

(c)

the conditions of the workplace; labour; social security; the regulation of industrial relations (between government, employers and employees); the protection of occupational as well as public health and safety; the regulation of public participation; the protection and regulation of ownership of land rights (both formal and traditional); immovable goods and intellectual and cultural property rights; the protection and empowerment of indigenous peoples or ethnic groups; the protection, restoration and promotion of cultural heritage; and all other Laws providing for the protection of employees and citizens.

“Solvent” means, when used with respect to a Person, that:

(a)

the fair saleable value of the assets of such Person is in excess of the total amount of the current value of its liabilities (including for purposes of this definition all liabilities (including loss reserves), whether or not reflected on a balance sheet prepared in accordance with GAAP and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(b)	such Person is able to pay its debts or obligations in the ordinary course as they mature;

(c)	such Person has capital sufficient to carry on its business; and

(d)	such Person is not otherwise insolvent as defined by any applicable Law;

and “Insolvent” shall have a correlative meaning.

“Taxes” means any present or future income and other taxes, levies, rates, royalties, deductions, withholdings, assessments, fees, dues, duties, imposts and other charges of any nature whatsoever, together with any interest and penalties, additions to tax and other additional amounts, levied, collected, withheld, assessed or imposed by any Governmental Body (of any jurisdiction), and whether disputed or not;

“Technical Reporting Requirements” means, in respect of the Participation Holder or any of its Affiliates, the SEC Regulations, NI 43-101, and any other securities laws, stock exchange rules or industry standards relating to the public disclosure of scientific and technical information concerning mineral projects that are applicable to such Person from time to time;

“Title” means the Exploration Licence and any mining licence, permit, right of retention or other title, authorization or permission issued to or held (directly or indirectly) by the Company (or any of its Affiliates) under the SBM Legislation in respect of the seabed which is the subject of the Property (or any part of it), together with any renewal, amalgamation, extension, variation, conversion, replacement or substitution of any of them, including any mining mineral right, licence, permit, authorization or other right or interest under the SBM Legislation subsequently acquired by the Company or any of its Affiliates, successors or assigns in respect of any area formerly included in the seabed which is the subject of the Property, including as a result of any reacquisition of mineral rights contemplated by Section 4.6;

“Trading Activities” means any and all activities by which the Company or any of its Affiliates:

(a)

sells or disposes of Product by entering into offtake agreements or engaging in any sales or dispositions of Product, in any case, for other than market-based prices to an Arm’s Length Party determined in a manner consistent with customary quotational periods in industry standard offtake agreements for similar types of minerals;

(b)	engages in any commodity futures trading, forward sale and/or purchase contracts, options trading or metals trading;

(c)	engages in price protection transactions, arrangements and mechanisms or speculative purchases and sales of forward, futures and option contracts;

(d)	engages in any other hedging transactions or arrangements similar to those referred to in paragraphs (a), (b) and (c) of this definition; or

(e)	engages in any combination of the foregoing;

“UNCLOS” means the United Nations Convention on the Law of the Sea, and for greater clarity, applies to the Project only to the extent implemented into, or consistent, with the SBM Legislation;

“UPA” means the Unit Purchase Agreement of even date between OML and the Participation Holder ; and

“WSMD Procedures” has the meaning given in Section 3.8.

1.2	INTERPRETATION

Unless the context otherwise requires, in this Agreement:

(a)	a reference to a Section or Schedule is a reference to a section of or a schedule to this Agreement;

(b)	the singular includes the plural and conversely and a gender includes all genders;

(c)

a reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced except to the extent prohibited by this Agreement or that other agreement or document;

(d)

a reference to a party to an agreement (including this Agreement) or document includes the party’s successors and permitted substitutes (including persons taking by novation) or assigns (and, where applicable, the party’s legal personal representatives);

(e)

a reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation, code, by-law, ordinance or statutory instrument issued under it;

(f)	the word “including” means “including without limitation” and “include” and, “includes” will be construed similarly;

(g)

all provisions requiring a Party to do or refrain from doing something will be interpreted as the covenant of that Party with respect to that matter notwithstanding the absence of the words “covenants” or “agrees” or “promises”;

(h)

all provisions requiring a Party to do something will be interpreted as including the covenant of that Party to cause that thing to be done when the Party cannot directly perform the covenant but can indirectly cause that covenant to be performed, whether by an Affiliate under its control or otherwise; and

(i)

a reference to anything (including a right, obligation or concept) includes a part of that thing, but nothing in this Section 1.2(i) implies that performance of part of an obligation constitutes performance of the obligation.

(j)	headings and any table of contents or index are for convenience only and do not form part of this Agreement or affect its interpretation.

(k)	where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(l)	if an act must be done on a specified day which is not a Business Day, then the act must be done instead on the next Business Day.

(m)

a provision of this Agreement must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of this Agreement or the inclusion of the provision in this Agreement.

1.3	CURRENCY

Unless otherwise indicated, all references to currency in this Agreement, including “dollars” and “$” are to lawful money of the United States of America.

1.4	GOOD FAITH

The Parties must deal with each other in good faith in connection with this Agreement and all transactions and dealings contemplated by it. In particular, the Company agrees in all dealings in relation to the Property and the Project to act in good faith towards the Participation Holder to preserve its entitlement to the Participation payable pursuant to Section 2.

1.5	ACCOUNTING PRINCIPLES

Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purposes of this Agreement, including the contents of any certificate to be delivered hereunder, such determination, consolidation or computation shall, unless the Parties otherwise agree or the context otherwise requires, be made in accordance with GAAP applied on a consistent basis.

2.	PARTICIPATION

2.1	GRANT OF PARTICIPATION

Upon receipt of the Initial Investment by the Company, the Company hereby creates, grants and conveys to and for the benefit of the Participation Holder, and covenants to pay to the Participation Holder, the Participation, on and subject to the terms of this Agreement. Notwithstanding any other provision of this Agreement, in respect of each calendar year the Participation in respect of the Product shall only be payable on Product Sold in such calendar year up to an aggregate of the Annual Tonnage Cap. For the purposes of this Section, Product Sold shall be attributed in the order in which title to such Product is transferred (or deemed to be transferred, or the date of receipt of insurance proceeds in respect of such Product, as applicable) in that calendar year and the aggregate tonnage of Product Sold in such calendar year shall be determined on the basis of dry metric tonnes in accordance with the WSMD Procedures. No Participation in respect of the Product shall be payable in respect of any Product Sold in that calendar year in excess of the Annual Tonnage Cap. For the avoidance of doubt, any unused portion of the Annual Tonnage Cap in any calendar year shall not be carried forward to any subsequent calendar year.

2.2	CALCULATION

(a)

To calculate the amount of the Participation payable to the Participation Holder hereunder in respect of any applicable Quarter, the Company shall multiply the Gross Proceeds for such Quarter by the Participation Percentage.

(b)

Once any amount becomes payable in accordance with this Agreement, the Company shall use a consistent methodology to calculate the export value of the minerals as set out in the SBM Legislation (and more specifically, section 5 of the Seabed Minerales (Royalties) Regulations 2013), and shall provide the Participation Holder with reasonable supporting information regarding such calculation. At the request of the Participation Holder, the Parties shall promptly meet to review and confirm the Company’s calculation, and shall amend this Agreement to reflect the confirmed method of calculation, if required by the Participation Holder (acting reasonably). In addition, if the method for determining the Export Value of the Products under the SBM Legislation is amended, clarified or replaced at any time by any Governmental Body, the Parties shall negotiate in good faith to amend this Agreement (including the definition of Export Value and any consequential provisions) so that it reflects, as closely as possible, the revised calculation of export value of minerals under the SBM Legislation.

2.3	EXPLORATION LICENCE CONDITION

(a)

The Parties acknowledge that the Exploration Licence includes a specific condition requiring the Company to notify, seek and obtain SBMA approval in writing before any change is made (insofar as practicable) to the Company’s financing arrangements set out in the Application, and if not practicable to obtain SBMA approval in advance, to notify the SBMA as soon as practicable of the relevant change.

(b)

The Company and OML represent that they have determined in good faith that it is not practicable to obtain SBMA approval prior to entering into this Agreement, and the Company covenants that it shall (i) notify SBMA of the execution of this Agreement and funding of the Initial Investment as soon as practicable, and in any event within two (2) Business Days as from the date hereof, and (ii) provide the Participation Holder copies of all material correspondence with SBMA promptly upon request.

2.4	INTEREST IN THE PROPERTY

The Parties intend that the Participation, to the maximum extent permissible under applicable Law, constitutes an interest in the Property and the Titles and agree that:

(a)

the Participation will run with the Property and the Titles, and any disposition or transfer of the Property or any Title, or any interest in the Property or any Title, will be subject to the Participation;

(b)	any sale or other disposition by the Company of any interest in the Property or any Title will be effective only in accordance with Section 8.3;

(c)

the Participation Holder’s entitlement to any payments due on account of the Participation will arise at the time of the recovery of Product from the seabed which is the subject of the Property, and all such payments will be held by the Company in trust for the Participation Holder until paid to the Participation Holder in accordance with the provisions of this Agreement;

(d)

to the maximum extent possible under applicable Law, the Company will, upon request by the Participation Holder, sign and deliver to the Participation Holder, and the Participation Holder may register or otherwise record (or require the Company to register or otherwise record) against the Property or any applicable Title, this Agreement or a notice of this Agreement, any Security Agreement, and any other similar document or documents as the Participation Holder may request that will have the effect of giving notice of the existence of the Participation to third Persons, and protecting the Participation Holder’s right to receive the Participation in respect of the Property and any Title and the performance by the Company of the other covenants and obligations under this Agreement;

(e)

if any renewal, extension, modification, substitution, amalgamation, succession, conversion, renaming or variation of any mineral right, licence, Title or other Authorization is granted as contemplated in the definition of Property, the Company agrees, if permissible under Law, to execute and deliver such documents as the Participation Holder may reasonably request to acknowledge that the Participation applies to such renewed, extended, modified, substituted, amalgamated, succeeded, converted, renamed or varied right, licence or Title, including any registration or recording document of any nature whatsoever, inclusive of those contemplated in Section 2.4(d);

(f)

without limiting the generality of the foregoing, the Company shall, to the maximum extent permitted by Law, take all steps and actions necessary, including seeking consent of the SBMA or any other Governmental Body, to cause this Agreement or a notice of it, and the Participation, and any applicable Security Agreement, to be recorded on the register of titles or other equivalent register maintained under the SBM Legislation in respect of each mineral right, licence, Title or other Authorization comprising the Property, and to maintain such registration for so long as any obligations of the Company under this Agreement remain outstanding; and

(g)

the Company shall not request or agree to any variation, suspension, surrender or cancellation of any Title, or any relinquishment of blocks or cells, which would reasonably be expected to materially and adversely affect the Participation, unless (i) the Participation Holder has been consulted in good faith in advance, and (ii) the Participation continues to apply to any replacement or retained Title or blocks or cells in accordance with Section 4.6.

2.5	TERM

Except as set forth in the last sentence of this paragraph, the Participation will exist in perpetuity. The Participation will not be terminated by reason of the suspension of operations or closure of any facility, or mining operations on or related to the Property. If a court of competent jurisdiction or other lawful body determines that the term or any other provision of this Agreement violates any statutory or common law rule against perpetuities or other international or transnational law, then the term of this Agreement will automatically be revised and reformed to coincide with the maximum term permitted by the rule against perpetuities or such other provision or other international or transnational law and this Agreement will not be terminated solely as a result of a violation of the rule against perpetuities or other international or transnational law. Notwithstanding the foregoing, in the event that both the Go Public Transaction and the Equity Exchange Transaction (as those terms are defined in the UPA) are not completed by the first anniversary of the date of this Agreement, then (i) this Agreement and the Participation hereunder shall automatically immediately terminate with no further action on the part of any Person and without any further obligations by OML and the Company hereunder (except as set forth the following clause (ii)), and (ii) the Initial Investment shall be automatically converted into a number of Membership Interest Units (as defined in the UPA) of OML as shall be equal to the Initial Investment divided by $20.45.

3.	PARTICIPATION PAYMENTS

3.1	ACCRUAL OF PAYMENT OBLIGATION

Following the first Sale by the Company or its Affiliates of Product the Company must calculate and pay the Participation for each Quarter in accordance with this Agreement.

3.2	PAYMENTS

Participation payments will be due and payable Quarterly within thirty (30) days following the end of the Quarter in which the obligation to pay the Participation accrued.

3.3	AUDIT AND ADJUSTMENTS

(a)

Without limiting any other provision of this Agreement, to the extent that the Participation Holder has any questions regarding the calculation of the Participation or the Participation Statement the Company must forthwith provide background information and documentation relating to the same and work in good faith to resolve the Participation Holder’s questions, subject to any third-party confidentiality obligations of the Company and its Affiliates (in which case the Company will provide such information directly to the Participation Holder’s auditor).

(b)

Each Participation payment will be considered final and in full satisfaction of all obligations of the Company with respect to that payment unless the Participation Holder gives the Company written notice within twenty-four (24) months after receipt by the Participation Holder of the Participation Statement that relates to the Participation payment in question.

(c)

The Participation Holder may, for a period of one hundred and twenty (120) days after delivering to the Company the notice under Section 3.3(b), upon reasonable notice and at all reasonable times, have the Company’s Books and Records relating to the calculation of the Participation payment in question audited by an independent firm of chartered professional accountants or certified public accountants with expertise in auditing participation payments selected by the Participation Holder.

(d)

If an audit conducted in accordance with Section 3.3(c) determines that there has been a deficiency or an excess in the payment made to the Participation Holder, then subject to Section 3.3(e), such deficiency or excess will be resolved by adjusting the next Participation payment due.

(e)

If a Party disagrees with the determination in Section 3.3(d) that there has been a deficiency or an excess in the payment made to the Participation Holder, that Party will have the right to provide background information and documentation in support of its position within twenty (20) Business Days of such determination and to meet with the independent firm that conducted the audit to discuss the calculation methodologies and such firm must in good faith consider the material and whether to revise its determination pursuant to Section 3.3(d).

(f)

The Participation Holder may only exercise its audit right once per calendar year unless pursuant to an audit a deficiency of 5% or more of the amount due to the Participation Holder is determined to exist, in which case the Company must pay the costs of such audit and the annual limitation on audits will be suspended until such time as two (2) consecutive audits confirm that no deficiencies in the amount due to the Participation Holder. Failure on the part of the Participation Holder to make claim on the Company for adjustment within the twenty-four (24) month period specified in Section 3.3(b) will establish the correctness of the Participation payment and preclude the making of claims for adjustment of the Participation payment.

(g)

Notwithstanding the foregoing or any other provision of this Agreement, if the auditor appointed under Section 3.3(c) determines, or finds reason to believe that, fraud or gross negligence may exist in respect of any Participation payment, then no time limit will preclude the number of audits and adjustments on past Participation payments.

3.4	CURRENCY AND WIRE TRANSFER

All cash Participation payments must be made in United States dollars without deductions, demand, notice, set-off, or reduction, by wire transfer in good immediately available funds, to such bank account as the Participation Holder may nominate in writing to the Company from time to time.

3.5	LATE PAYMENT

If the Company or any of its Affiliates fail to pay any sum payable by it under or in accordance with this Agreement then the Company must pay interest on that sum (compounded monthly) from the due date for payment until that sum plus accrued interest is paid in full at the rate per annum which is the Interest Rate on the date on which the payment was due calculated daily. The right to require payment of interest under this Section 3.5 is without prejudice to any other rights the Participation Holder may have against the Company and OML under this Agreement, at law, in equity or otherwise. For greater clarity, if the Company is in default of any payment obligation to the Participation Holder under this Agreement then the Company will automatically, without the Participation Holder being required to give notice of default, make demand, institute legal or arbitral proceedings or perform any other action, be deemed to be in default of, and in arrears under, this Agreement.

3.6	DISPOSITION OF PRODUCT

The Company must not dispose of any Product except pursuant to a Sale by the Company of Product by the methods set out in the definition of “Gross Proceeds”.

3.7	TRADING ACTIVITIES OF THE COMPANY

(a)	The Company and any of its Affiliates will have the right to engage in Trading Activities which may involve the possible physical delivery of Product.

(b)

The calculation of Gross Proceeds will not be affected by, the Participation will not apply to, and the Participation Holder will not be entitled or required to participate in, any gain or loss of the Company or its Affiliates in Trading Activities or in the actual marketing or sale of Product delivered pursuant to Trading Activities. In determining the Participation payable on any Product delivered pursuant to Trading Activities, the Company will not be entitled to deduct from Gross Proceeds any losses suffered by the Company or its Affiliates in Trading Activities. If the Company engages in Trading Activities, then the Participation will nevertheless be determined on the basis of the Export Value of such Products without regard to the price or proceeds actually received by the Company for, or in connection with, any Trading Activities. The Parties agree that the Participation Holder is not a participant in the Trading Activities of the Company, and therefore the Participation will not be diminished or improved by losses or gains of the Company in any such Trading Activities.

3.8	WSMD PROCEDURES

The Company must ensure that weighing, sampling, moisture determination and assaying procedures (“WSMD Procedures”) are conducted in connection with all shipments of Product Sold and that all such WSMD Procedures are conducted in accordance with Good Industry Practice. The Company must provide, or cause to be provided, to the Participation Holder the required information pursuant to Section 5.2, including, upon request from the Participation Holder, the Books and Records relevant to the weighing, sampling, moisture determination and assaying of the Product subject to such shipments, subject to any third-party confidentiality obligations of the Company and its Affiliates (in which case the Company will provide such information directly to the Participation Holder’s auditor only).

4.	OPERATION OF THE PROPERTY

4.1	COMPANY TO DETERMINE OPERATIONS

Any decision concerning methods, the extent, times, procedures and techniques of any:

(a)	exploration, development and mining related to the Property;

(b)	processing or extraction treatment;

(c)

materials to be introduced on or to the seabed which is the subject of the Property or produced from the seabed which is the subject of the Property and all decisions concerning the sale or disposition of Product from the Property; and

(d)	operations or continuance of operations of the Property or any portion thereof, including with respect to closure and care and maintenance,

will be made by the Company and must be made by the Company in accordance with Good Industry Practice in the relevant circumstances.

4.2	COMPLIANCE WITH APPLICABLE LAWS

The Company must ensure that all operations and activities in respect of the Project will be performed in a commercially reasonable manner in compliance, in all material respects, with applicable Laws, Authorizations and in accordance with Good Industry Practice.

4.3	STOCKPILING

The Company may temporarily stockpile any Product from the seabed which is the subject of the Property at such place or places as the Company may elect. In the event that the Company stockpiles or holds inventory of any Product it must ensure security for the site where such Product is stockpiled in accordance with Good Industry Practice.

4.4	COMMINGLING

Commingling of Products from the seabed which is the subject of the Property with other ores, doré, concentrates, precipitates, metals, minerals or mineral by-products produced elsewhere is permitted, provided that:

(a)

reasonable and customary procedures are established for the weighing, sampling, assaying and other measuring or testing necessary to fairly allocate valuable metals contained in such Products and in the other ores, doré, concentrates, metals, minerals and mineral by-products;

(b)

representative samples of the Products must be retained by the Company and assays (including moisture and penalty substances) and other appropriate analyses of these samples must be made before commingling to determine gross metal content of the Products and that the Company must retain such analyses for a reasonable amount of time, but not less than 24 months, after receipt by the Participation Holder of the Participation paid with respect to such commingled Products from the seabed which is the subject of the Property; and

(c)

the amount of valuable metals contained in such Products and in the other ores, doré, concentrates, metals, minerals and mineral by-products are capable of being accurately verified by audit under Section 3.3.

4.5	SURRENDER

Subject to Section 4.6, the Company may, in its discretion, cause any mineral right or interest comprising the Property to lapse or expire, or abandon or surrender all or any part of the Property, provided that: (a) the Company has consulted in good faith with the Participation Holder at least thirty (30) days prior to any proposed surrender, relinquishment or non-renewal that would reasonably be expected to materially and adversely affect the Participation; and (b) the application of the Participation in accordance with this Agreement to any replacement or retained mineral right or area is preserved.

4.6	REACQUISITION OF PROPERTY

If the Company or any Affiliate or any successor or assign of the Company allows any mineral right, licence, Title or other Authorization comprising all or any part of the Property to lapse or expire, or surrenders or otherwise terminates its interest in such right, licence, Title or Authorization or any part thereof, and subsequently acquires, directly or indirectly, any mineral right, licence, permit, authorization or other right or interest under the SBM Legislation (including by licence, contract, joint venture, farm-in, earn-in, royalty, streaming or similar arrangement) in respect of all or any part of the area covered by the former Property, then, to the extent permitted by Law, the Participation will automatically apply to such reacquired right, licence, Title or other interest and such right, licence, Title or other interest will thereafter form part of the Property. The Company must give written notice to the Participation Holder within five (5) Business Days of any such acquisition and, on demand of the Participation Holder and to the extent permitted by Law, must cause this Agreement or a memorandum of it to be recorded against that right, licence, Title or other interest on the register of titles or other equivalent register maintained under the SBM Legislation.

4.7	INSURANCE

(a)

The Company must take out and maintain insurances with reputable insurers in such amounts and against such risks as are commercially reasonable in view of the nature and scope of the Company’s operations, the risks and potential liabilities associated with the Project, and the stage of development of the Project (“Insurances”).

(b)	The Company must:

(i)	duly and punctually pay all premiums and other money payable under, and comply with the terms of all Insurances;

(ii)	make full disclosures to the insurers; and

(iii)	not do or permit anything, which may cancel, reduce or prejudice any of the insurances, nor omit to do anything where the omission may cancel, reduce or prejudice any of them;

(c)	The Company must promptly upon request, provide to the Participation Holder:

(i)	copies of certificates of currency and receipts for the payment of each premium paid on renewal of any insurance policy maintained by the Company; and

(ii)	any other document relating to such Insurances (including the policies and all other money payable in respect of any policy).

(d)	If the Company fails to effect the required Insurances, then the Participation Holder may effect those Insurances at the cost of the Company.

(e)	The Participation Holder will not incur any liability to any person arising out of a failure by any insurer to meet any claim, for any reason, under any Insurance.

4.8	ENVIRONMENTAL LAW AND SOCIAL LAW

(a)	The Company must comply in all material respects with all Environmental Law and Social Law to which it is subject, and must:

(i)	obtain, maintain and ensure compliance with all requisite Authorizations under Environmental Law and Social Law; and

(ii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law and Social Law to which it is subject.

(b)

Where the Participation Holder reasonably suspects that the Company is not complying with paragraph (a) above, the Participation Holder may have an audit conducted. The Company will do everything necessary to facilitate that audit and where the audit reveals any non-compliance, each will promptly remedy it.

5.	RECORDS, ACCESS AND REPORTING

5.1	RECORDS AND ACCESS

The Company must:

(a)

keep true, accurate and complete Books and Records in accordance with GAAP, supplemented or replaced from time to time to enable the Participation to be calculated in accordance with this Agreement; and

(b)

permit the Participation Holder at its own cost, after it has given reasonable Notice to the Company, to inspect at the Company’s premises at all reasonable times and with access to the Company’s relevant Personnel, the Books and Records referred to in Section 5.1(a), and to make and take away with it copies of such Books and Records; provided that if any such Books and Records are subject to any third-party confidentiality obligations of the Company and its Affiliates, the Company will provide such information directly to the Participation Holder’s auditor only.

5.2	PARTICIPATION STATEMENTS

At the same time as paying each Participation payment under Section 3.2, the Company must provide to the Participation Holder a report setting out in reasonable detail the following information (“Participation Statement”):

(a)	the quantity, type and grade of Product and all Metals extracted and recovered during that Quarter;

(b)	the quantity, type and grade of all Product that has been Sold during that Quarter;

(c)	the quantity and type of Product held or unsold during that Quarter;

(d)	the calculation of the Participation for that Quarter and the details of the Gross Proceeds for that Quarter; and

(e)	such other information in sufficient detail to explain the calculation of the Participation payment as the Participation Holder may reasonably request.

Each Participation Statement shall be accompanied supporting documentation necessary to verify the calculation of the Gross Proceeds, and Export Value , including invoices and final settlement statements (if any).

6.	INDEMNITY AND SURVIVAL

6.1	INDEMNITY

The Company must indemnify and keep indemnified the Participation Holder, its Affiliates, and their respective directors, officers, employees and agents and their successors and assigns (each an “Indemnified Party”) for, from and against any Claim, that may be made or brought against an Indemnified Party by a third party that arise out of or in connection with:

(a)	any breach or non-compliance with applicable Law including Environmental Law; or

(b)

the physical environmental condition of the Project and matters of health and safety related thereto or any action or claim brought with respect thereto (including conditions arising before the Execution Date).

6.2	SURVIVAL OF INDEMNITY

The indemnity in Section 6.1 is a continuing obligation, separate and independent from other obligations and will not be discharged by any one payment or act and will survive expiration or earlier termination of this Agreement.

7.	MAINTENANCE OF EXISTENCE; TITLE MAINTENANCE AND TAXES

7.1	MAINTENANCE OF EXISTENCE

The Company shall use its commercially reasonable efforts to at all times do or cause to be done all things necessary to maintain its corporate or other entity existence and to obtain and, once obtained, maintain all Authorizations necessary to carry on its business, own the Property and implement and operate the Project.

7.2	TITLE MAINTENANCE AND TAXES

The Company shall use its commercially reasonable efforts to:

(a)

not do or permit to be done anything that may prejudice any mineral right, licence, Title or other Authorization comprising the Property or render any such right, licence, Title, Authorization or interest, or any interest in the Property, liable for variation, suspension, cancellation, forfeiture or termination (including for non-compliance with any work programme, environmental obligation or reporting requirement) under the SBM Legislation; and

(b)

maintain in good standing all mineral rights, licences, Titles and other Authorizations comprising the Property, including paying, when due, all Taxes, duties, royalties, fees, security deposits and other payments on or with respect to the Property and doing all things and making any payments required by Law to maintain the right, title and interest of the Company and the Participation Holder, respectively, in the Property and under this Agreement.

8.	ASSIGNMENT AND FUTURE FINANCING

8.1	MEANING OF ASSIGN

For the purposes of this Section 8, “assign” and inflexions of “assign” means to transfer, sell, assign or otherwise dispose of in any manner whatsoever.

8.2	ASSIGNMENT BY THE PARTICIPATION HOLDER

The Participation Holder may at any time, assign all or any part of the Participation, including for an indefinite period or for a stated term of years or up to a specified dollar amount, provided that the Participation Holder shall provide written notice to the Company of the assignment. Nothing in this Section 8.2 shall in any way restrict or prevent the Participation Holder from granting participation interests in the Participation Holder’s interests, rights and obligations hereunder.

8.3	ASSIGNMENT BY THE COMPANY

To the extent permitted under the SBM Legislation, the Company may assign all or any interest in the Property or any Title (directly or indirectly, including by way of Change of Control) as long as:

(a)

in the case of a direct assignment of all or any interest in the Property or any Title, the assignee has delivered to the Participation Holder a deed or other instrument under which the assignee covenants to be bound by the terms and conditions of this Agreement, including this Section 8.3, and the relevant Security Agreement(s) in the place of the Company (to the extent of the interest assigned);

(b)

in the case of a direct assignment, if the assignee has a holding company, the parent company of such assignee has delivered to the Participation Holder a deed or other instrument under which such parent company covenants to be bound by the terms and conditions of this Agreement, including this Section 8.3 and Section 14.2, in the place of OML (to the extent of the interest assigned); and/or

(c)

in the case of an indirect assignment by way of a Change of Control, or other transfer which results in a company acquiring an indirect interest equal to or greater than 50% in the Property or any Title, the company acquiring such indirect interest in the Property or Title has delivered a deed or other instrument to the Participation Holder, substantially in the form of a No Interest Letter.

If the Company (and the relevant assignee) has not complied with this Section 8.3 in relation to an assignment of all or any interest in the Property or any Title, then (i) the Company will remain liable to the Participation Holder with respect to the Participation notwithstanding that the assignment occurred and any such assignment will be void and ineffective as between the Participation Holder and the Company, and (ii) the assignment shall constitute a material breach of the Obligations and the Participation Holder shall be entitled to terminate this Agreement on immediate notice, demand immediate payment of the Compensation Amount calculated on the date of the termination notice, and take enforcement action pursuant to the Security Agreements.

8.4	FUTURE FINANCING - NO INTEREST LETTER

Prior to the Company entering into any debt financing arrangements or granting any Encumbrance, directly or indirectly, in the Property, any Titles, Project or this Agreement relating to indebtedness or other financing, the Company shall cause each provider of such financing (each, a “Financing Party”) to deliver to the Participation Holder, a letter agreement, substantially in the form attached as SCHEDULE E (a “No Interest Letter”). The Parties may agree that the terms of the No Interest Letter will instead be included within an intercreditor agreement contemplated in Section 8.5.

8.5	ARRANGEMENTS WITH FINANCING PARTIES

At the request of the Company, the Participation Holder agrees to enter into, with each Financing Party that has provided a No Interest Letter, an intercreditor agreement in a form acceptable to such Financing Party and the Participation Holder (each acting reasonably), which shall provide for:

(a)	confirmation that the Participation ranks pari passu with all of the Company’s other unsubordinated operating expenses;

9.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND OML

Each of the Company and OML, jointly and severally, acknowledging that the Participation Holder is entering into this Agreement in reliance thereon, hereby makes the representations and warranties to the Participation Holder as set out in SCHEDULE C.

10.	REPRESENTATIONS AND WARRANTIES OF THE PARTICIPATION HOLDER

The Participation Holder, acknowledging that the Company is entering into this Agreement in reliance thereon, hereby makes the representations and warranties to the Company as set out in SCHEDULE D.

11.	CONFIDENTIALITY

11.1	CONFIDENTIALITY

(a)

Subject to Section 11.1(b), each Party covenants with the other that it will keep confidential the terms of this Agreement and all information (whether in tangible, electronic or other form) provided or disclosed to a Party by reason of the operation of this Agreement, including any information regarding a Party’s Affiliates (“Confidential Information”).

(b)

Each Party undertakes that neither it, its Affiliates or their respective Personnel will, without the prior written consent of the other Party, disclose any Confidential Information to any third Person unless:

(i)	the disclosure is expressly permitted by this Agreement;

(ii)	subject to Section 11.1(c), the disclosure consists of information required to be disclosed under applicable Laws relating to disclosure by public companies;

(iii)	the information is already in the public domain (unless it entered the public domain because of a breach of this Section 11.1 by the Party);

(iv)

the disclosure is made on a confidential basis to the Party’s officers, employees, agents, financiers, auditors or professional advisers, and is necessary for the Party’s business and such Persons agree to keep the disclosure confidential in accordance with this Section 11.1;

(v)	the disclosure is necessary to comply with any applicable Law, or an order of a court or tribunal;

(vi)

subject to Section 11.1(c), the disclosure is necessary for a Party or its Affiliates to comply with a directive or request of any Governmental Body, securities regulator or stock exchange (whether or not having the force of Law) so long as a responsible person in a similar position would comply;

(vii)	subject to Section 11.1(c), the disclosure is necessary or desirable to obtain an authorization from any Governmental Body, securities regulator or stock exchange;

(viii)	the disclosure is necessary in relation to any discovery of documents, or any proceedings before an arbitrator, court, tribunal, other Governmental Body, securities regulator or stock exchange; or

(ix)

the disclosure is made on a confidential basis to a prospective assignee, purchaser, acquiror or financier of the Party, or to any other person who proposes to enter into contractual relations with the Party and agrees to keep the disclosure confidential in accordance with this Section 11.1.

(c)

Before disclosing any Confidential Information publicly in accordance with Section 11.1(b)(ii)) or to a Governmental Body or securities regulator in accordance with Sections 11.1(b)(vi) or 11.1(b)(vii), the disclosing Party must, to the extent permitted by applicable Law, provide the other Party with a draft of the proposed disclosure for its consideration and comment. The other Party will provide any comments promptly.

11.2	ANNOUNCEMENTS

The Parties shall jointly plan and co-ordinate, and shall cause their respective Affiliates to jointly plan and coordinate, any public notices, press releases, and any other publicity concerning the entering into of this Agreement and none of the Parties or its Affiliates shall act in this regard without reasonable prior consultation with the other Parties, unless such disclosure is required to meet timely disclosure obligations of such Parties or their Affiliates under applicable Laws in circumstances where prior consultation with the other Parties is not practicable, and a copy of such disclosure shall be provided to the other Parties at such time as it is made publicly available. The foregoing requirements shall not apply in respect of any public disclosure of a Party using language previously approved by the other Party in writing.

11.3	FILING OF AGREEMENT

Each Party agrees that if a Party or any of its Affiliates is required to file a copy of this Agreement in any public registry, filing system or depository, including, in order to comply with applicable Law, it must notify the other Party of such requirement promptly and the Parties must consult with each other with respect to any proposed redactions to this Agreement in compliance with such applicable Laws before it is filed in any such registry, filing system or depository.

12.	DISPUTE RESOLUTION

12.1	DISPUTES

Any dispute, controversy or claim arising out of, in relation to, or in connection with this Agreement, including the existence, interpretation, validity, performance or breach of this Agreement or any matter arising under this Agreement, including whether any matter is subject to arbitration or this Section 12 (“Dispute”) must be resolved in accordance with the provisions of this Section 12.

12.2	DISPUTE NOTICES AND DISPUTE REPRESENTATIVES

In the event of any Dispute between the Parties, a Party may give to the other Party a notice (“Dispute Notice”) specifying the Dispute and requiring its resolution under this Section 12. The Dispute Notice shall set out the factual and contractual basis for the Dispute and nominate a representative from that party’s senior management to engage in negotiations to resolve the Dispute amicably. Within two (2) days of the date of the Dispute Notice, the responding party shall provide a responsive notice setting out the factual and contractual basis for its position and nominating a representative from that party’s senior management to engage in negotiations to resolve the Dispute amicably. The designated representatives (“Dispute Representatives”) shall have the authority to resolve the Dispute.

12.3	ARBITRATION

(a)

If a Dispute has not been resolved by the Dispute Representatives under Section 12.2 within ten (10) Business Days of the date of referral of the Dispute to the Dispute Representatives or such longer period of time as agreed, then the dispute shall be resolved by arbitration pursuant to this Section 12.3. Either Party may, by notice to the other Party, submit the Dispute to arbitration for final resolution.

(b)	The Parties agree that:

(i)	any Dispute will be finally resolved by arbitration conducted in accordance with the then current Rules of Arbitration of the ICC (“ICC Rules”);

(ii)	the seat or legal place of the arbitration will be in New York and the language of the arbitration will be English;

(iii)

all arbitral proceedings will be private and confidential and may be attended only by the arbitrators, the Parties and their representatives, and witnesses to the extent they are testifying in the proceedings;

(iv)

any Dispute must be heard and determined by three (3) arbitrators. Each Party shall, within ten (10) Business Days after commencement of the arbitration, select one (1) person to act as arbitrator. The two (2) arbitrators so selected must, within ten (10) Business Days of their appointment, select a third arbitrator who will serve as the chairperson of the arbitral panel;

(v)

each arbitrator must be a disinterested person who has no connection with either Party or the performance of this Agreement and must be qualified by education, training and experience to hear and determine matters in the nature of the Dispute;

(vi)

if a Party fails to appoint an arbitrator as required under Section 12.3(b)(iv), or if the arbitrators selected by the Parties are unable or fail to agree upon a third arbitrator within ten (10) Business Days of their appointment, then that arbitrator will be selected and appointed in accordance with the ICC Rules;

(vii)

if an arbitrator dies, resigns, refuses to act, or becomes incapable of performing his or her functions as an arbitrator, then the ICC may declare a vacancy on the panel and the vacancy will be filled by the method by which that arbitrator was originally appointed;

(viii)	the arbitral panel may determine all questions of law and jurisdiction (including questions as to whether or not a Dispute is arbitrable) and all matters of procedure relating to the arbitration; and

(ix)

any award or determination of the arbitral panel will be final and binding upon the Parties in respect of all matters relating to the arbitration, the procedure, the conduct of the Parties during the proceedings and the final determination of the issues in the arbitration.

(c)	No arbitration proceeding may be commenced under this Section 12 unless commenced within the time period permitted for actions by the applicable statute of limitations.

(d)

Notwithstanding the foregoing, either Party may apply to a court of competent jurisdiction for an interim measure of protection, or for any order for equitable relief explicitly provided for in this Agreement which the arbitrator does not have the jurisdiction to grant.

12.4	PERFORMANCE OF OBLIGATIONS DURING DISPUTE

To the extent permitted by the nature of the Dispute, during the existence of any Dispute the Parties must continue to perform their respective obligations under this Agreement without prejudice to their position in respect of such Dispute, unless the Parties otherwise agree.

13.	NOTICE

13.1	FORM OF NOTICE

Any notice, consent, demand or other communication in relation to this Agreement (“Notice”) must be:

(a)	in writing and in English; and

(b)	delivered by hand or by prepaid, registered or certified mail or courier to the address, or if sent electronically as an attachment to an email to the email or other internet address for each Party.

13.2	DELIVERY

(a)	A Notice is effective:

(i)	if delivered by hand, on the date it is delivered to the addressee;

(ii)

in the case of delivery by mail, five (5) Business Days after the date of posting (if posted to an address in the same country) or ten (10) Business Days after the date of posting (if posted to an address in another country);

(iii)	if couriered, on the date on which the courier confirms delivery; or

(iv)	if sent electronically at the time which is 12 hours from the time the email was sent, unless a later time is specified in the Notice or a notification of a delivery failure is received by the sender.

(b)	A Notice received after 5pm. in the place of receipt is taken to be received on the next Business Day in the place of receipt.

(c)	An email does not itself constitute a Notice but a Notice may be transmitted as an attachment to an email.

13.3	ADDRESS FOR NOTICE

(a)	Each Party’s address and email address will be as specified below or as notified in writing from time to time to the other Party:

(i)	in the case of the Company and OML:

Address:	Watson House, Second Floor
Main Road
Avarua
Raratonga, Cook Islands

Attention:	Hans Smit
Email Address:	[ ]

with a copy to:

Address:	Foley & Lardner LLP
100 North Tampa St., Suite 2700
Tampa, Florida 33602

Attention:	Curt Creely
Email Address:	[ ]

(ii)	in the case of the Participation Holder:

Address:	400 North Ashley Dr.
Suite 1900
Tampa, FL 33602

Attention:	Philip Plough
Email Address:	[ ]

with a copy to:

Address:	Cassels Brock & Blackwell LLP

Bay Adelaide Centre – North Tower
40 Temperance St Suite 3200,
Toronto, ON M5H 0B4

Attention:	Jonathan Sherman
Email Address:	[ ]

(b)	A Party may, from time to time, notify the other Party in writing of any change to its details in Section 13.3.

14.	MISCELLANEOUS

14.1	TAXES

(a)

All payments of any kind made under this Agreement or document to be delivered hereunder by or on behalf of the Company and OML shall be made free and clear and without any present or future deduction, withholding, charge, levy or imposition for or on account of any Taxes, except as required by applicable Laws. Subject to Section 14.1(c) below, all Taxes, if any, as are required by applicable Laws to be deducted, withheld, charged, levied, collected or imposed on any Person on or with respect to any such payment made by or on behalf of the Company or OML shall be paid by the Company or OML by paying to the Participation Holder, in addition to such payment, such additional payment as is necessary to ensure that the net amount received by the Participation Holder (net of any such Taxes, including any Taxes required to be deducted, withheld, charged, levied, collected or imposed on any such additional amounts) equals the full amount that the Participation Holder would have received had no such deduction, withholding, charge, levy, collection or imposition been required.

(b)

Subject to Section 14.1(c), if the Participation Holder becomes liable for any Taxes, other than Excluded Taxes, imposed on any payments under this Agreement, the Company or OML (as applicable) shall indemnify the Participation Holder for such Tax, and the indemnity payment shall be increased as necessary so that, after the imposition of any Tax on the indemnity payment (including Tax in respect of any such increases in the indemnity payment), the Participation Holder shall receive the full amount of Taxes for which it is liable and are due and payable. Any indemnity payments for Taxes shall be due and payable by the Company or OML (as applicable) within five (5) Business Days of demand from the Participation Holder. If reasonably requested by the Company or OML (as applicable), the Participation Holder will use reasonable efforts to dispute the imposition or assertion of such Taxes by the relevant Governmental Body, all at the Company’s or OML’s (as applicable) expense. A certificate as to the amount of such payment or liability delivered to the Company or OML (as applicable) by the Participation Holder shall be conclusive absent manifest error.

(c)

Notwithstanding Sections 14.1(a) and 14.1(b), the Company and OML shall not be responsible for any Excluded Taxes imposed or collected by any foreign jurisdiction in respect of payments of any kind made by the Participation Holder pursuant to this Agreement.

(d)

The parties agree to reasonably cooperate to (i) ensure that no more Taxes, duties or other charges are payable other than as required under applicable Law and (ii) obtain a refund or credit of any Taxes which have been overpaid.

(e)

Without limiting the provisions of Sections 14.1(a) and 14.1(b), the Company and OML shall timely pay any Taxes (other than Excluded Taxes) to the relevant Governmental Body in accordance with applicable Law.

(f)

As soon as practicable after any payment of Taxes by the Company or OML (as applicable ) to a Governmental Body pursuant to Section 14.1, the Company or OML (as applicable) shall deliver to the Participation Holder the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Participation Holder.

14.2	PARENT GUARANTEE

(a)

OML hereby unconditionally and irrevocably guarantees to the Participation Holder and shall be jointly and severally liable for all present and future Obligations, covenants and agreements of the Company under this Agreement and any Security Documents, including any indemnity given hereunder, pursuant to the terms and conditions of this Agreement (collectively, the “Guaranteed Obligations”). OML agrees that if, for any reason whatsoever, the Company does not duly and punctually perform or observe any of the Guaranteed Obligations when and as required under this Agreement, OML, shall upon demand, of the Participation Holder, itself duly and punctually perform or cause to be performed such Guaranteed Obligations, as if OML were the principal obligor in respect thereof. OML irrevocably and unconditionally agrees with the Participation Holder that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Participation Holder immediately on demand against any cost, loss or liability it incurs as a result of the Company not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under this Agreement on the date when it would have been due. The amount payable by OML under this indemnity will not exceed the amount it would have had to pay under this Section 14 if the amount claimed had been recoverable on the basis of a guarantee.

(b)

The obligations of OML under this Section 14.2 are those of a primary obligor and not merely as surety. Such obligations are absolute, unconditional and continuing and shall not be discharged, diminished, limited or otherwise affected by:

(i)	any extension of time, renewal, amendment, supplement, restatement, waiver, consent or other modification of this Agreement or any of the Guaranteed Obligations;

(ii)

any assignment, transfer or other disposition of all or any part of the Property or any Title in accordance with this Agreement, or any change in the constitution, ownership, control or corporate structure of the Company or OML;

(iii)

any insolvency, bankruptcy, liquidation, receivership, administration, reorganisation, arrangement or similar proceeding involving the Company, OML or any other Person, or any compromise or release of the Company or any other Person in any such proceeding; or

(iv)

any other act, omission, event, circumstance or condition that might otherwise constitute a legal or equitable defence available to a surety or guarantor, other than the due and punctual performance in full of all Guaranteed Obligations.

(c)

OML waives, to the fullest extent permitted by Law, all notices (other than notices expressly required under this Agreement), demands, presentments for payment, protests and notices of dishonour in respect of any of the Guaranteed Obligations. OML further waives any right it may have to require the Participation Holder to proceed first against the Company or any other Person or to realise on any security or guarantee before enforcing its rights against OML under this Section 14.2. OML’s obligations hereunder are independent of the obligations of the Company, and the Participation Holder may enforce this Section 14.2 without first enforcing any other remedy it may have against the Company or any other Person.

(d)	Notwithstanding the foregoing, OML shall be released from its obligations under this Section 14.2 only upon the earliest to occur of:

(i)	the date on which all Guaranteed Obligations have been irrevocably paid, performed and satisfied in full and no further obligations of the Company or OML remain outstanding under this Agreement; or

(ii)

the date on which (A) the Company has assigned all of its right, title and interest in and to the Property and this Agreement to an assignee in compliance with Section 8.3, (B) such assignee (and, if applicable, its ultimate parent company) has entered into a guarantee and covenant in favour of the Participation Holder on terms at least as favourable to the Participation Holder as those set forth in this Section 14.2, and (C) OML has ceased to, directly or indirectly, own any equity interest in the Company;

in each case, as confirmed in writing by the Participation Holder (acting reasonably). For greater certainty, OML shall not be released from its obligations under this Section 14.2 solely by reason of any partial payment or performance of the Guaranteed Obligations or any temporary cessation of operations on, or production from, the Project.

(e)

This Section 14.2 constitutes a continuing guarantee and will remain in full force and effect until released in accordance with paragraph (d). If any payment made by or on behalf of the Company in respect of any Guaranteed Obligation is avoided, reduced, rescinded, set aside or otherwise required to be repaid (whether pursuant to any insolvency law or otherwise), the obligations of OML under this Section 14.2 shall be reinstated as if such payment had not been made, and OML shall indemnify and hold harmless the Participation Holder in respect of any such loss.

14.3	GOVERNING LAW

Except for matters of title to the Property or security interests granted in the Property or other assets of the Company, which will be governed by the Law of its situs, this Agreement is governed by the law in force in the State of New York, without regard to any conflict of laws or choice of laws rules or principles that would permit or require the application of the laws of any other jurisdiction.

14.4	OTHER ACTIVITIES AND INTERESTS

This Agreement and the rights and obligations of the Parties under this Agreement are limited to the Property and the Project. Except as expressly provided in this Agreement, each Party will have the free and unrestricted right to enter into, conduct and benefit from any and all business ventures of any kind whatsoever, whether or not competitive with the activities undertaken under this Agreement, without disclosing such activities to the other Party or inviting or allowing the other Party to participate in those activities. Notwithstanding the foregoing, nothing in this Section 14.4 permits the Company or OML to structure any business venture, transaction or series of transactions with the primary purpose of avoiding, reducing or materially delaying payment of the Participation, or to misallocate production, sales or revenues between the Property and any other property or project in a manner inconsistent with the terms and intent of this Agreement. The Company shall, acting reasonably and in good faith, allocate production, costs and revenues as between the Property and any other property or project in a manner consistent with past practice (to the extent applicable), Law and generally accepted industry practice, and shall not take any action with the primary purpose of circumventing the application of the Participation to production from the Property.

14.5	NO PARTNERSHIP

This Agreement is not intended to, and will be deemed not to, create any partnership between the Parties including a mining partnership or commercial partnership. Except as provided in Section 14.2, the obligations and liabilities of the Parties will be several and not joint and neither Party will have or purport to have any authority to act for or to assume any obligations or responsibility on behalf of the other Party. Nothing in this Agreement will be deemed to constitute a Party the partner, agent or legal representative of the other Party or to create any fiduciary relationship between the Parties.

14.6	SEVERABILITY

If anything in this Agreement is unenforceable, illegal or invalid then it is severed and the rest of this Agreement remains in force. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement in accordance with applicable Law so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible and appropriate consequential amendments (if any) will be made to this Agreement.

14.7	COMPLIANCE WITH TECHNICAL REPORTING REQUIREMENTS

The Parties acknowledge that the Participation Holder or Affiliates of the Participation Holder may become subject to Technical Reporting Requirements or other Approved Standards. Upon written request by the Participation Holder or an Affiliate of the Participation Holder, the Company must:

(a)

provide to the Participation Holder, at the Participation Holder’s expense, any and all necessary technical data (including in respect of Mineral Resources and Mineral Reserves), documents or reports on the Property as are in the Company’s or its Affiliates’ possession or which are readily available to the Company or its Affiliates and which may be reasonably required by the Participation Holder or its Affiliates to comply with the requirements of Technical Reporting Requirements or other Approved Standards;

(b)	grant access to the Property to the Participation Holder, its Affiliates or any representative of the Participation Holder or its Affiliates for personal inspection of the Property;

(c)

if reasonably requested by the Participation Holder and in accordance with Technical Reporting Requirements, include in any technical report prepared for the Company or its Affiliates in accordance with Technical Reporting Requirements or other Approved Standards, scientific and technical information that is material to the Participation Holder or its Affiliates;

(d)

upon the request of the Participation Holder, use commercially reasonable efforts to convince the author(s) of any report prepared for the Company or its Affiliates in accordance with Technical Reporting Requirements or other Approved Standards to provide, at the sole cost and expense of the Participation Holder and subject to such terms and conditions as may be required by such author(s) or their employer(s), (i) a copy of such report to be addressed to the Participation Holder or any of its Affiliates, (ii) the relevant certificates and consents of the author(s) required in connection with the filing of and reference to such report to be provided to the Participation Holder or any of its Affiliates, and (iii) such other consents in connection with the use of or reliance upon such report by the Participation Holder or any of its Affiliates from time to time in its public disclosure as may be required by the Participation Holder; and

(e)

allow any report prepared for the Company or its Affiliates in accordance with Technical Reporting Requirements to be used by the Participation Holder or its Affiliates in any technical report or other disclosure document prepared for the Participation Holder or its Affiliates, on condition that a “qualified person” (or equivalent responsible expert, as such term is defined in the applicable Technical Reporting Requirements) engaged by the Participation Holder is the author of the report prepared for the Participation Holder or its Affiliates.

14.8	ENTIRE AGREEMENT

The Agreement constitute the entire agreement between the Parties in respect of its subject matter and supersedes all prior agreements, understandings and documents in respect of its subject matter made or given prior to the Execution Date.

14.9	TIME OF THE ESSENCE

Time is of the essence of this Agreement. If the Parties agree to vary a time requirement, then the time requirement so varied is of the essence of this Agreement. An agreement to vary a time requirement must be in writing.

14.10	FURTHER ASSURANCES

The Parties acknowledge their mutual intention is to create the Participation on the Property and that the Participation is intended, to the maximum extent permitted by Law, to run with the mineral rights, licences, Title and other Authorizations comprising the Property. The Parties further acknowledge that the legal framework for the exploration and mining of seabed minerals in the Cook Islands may be amended from time to time under the SBM Legislation. This mutual intention is of the essence of this Agreement. Each Party will, at the request of the other Party and at the requesting Party’s expense, execute all such documents and take all such actions as may be reasonably required to effectuate the purposes and intent of this Agreement and to give full force and effect to the Participation, including any documents required to have this Agreement or a memorandum of it recorded on the register of titles or other relevant register, or to amend this Agreement to reflect changes to the SBM Legislation, provided that any such amendment does not materially and adversely affect the economic interests of the Participation Holder.

14.11	AMENDMENT

An amendment or variation to this Agreement is not effective unless it is in writing and signed by the Parties.

14.12	WAIVER

A Party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right. The exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right. A waiver is not effective unless it is in writing. Waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

14.13	SUCCESSORS AND ASSIGNS

This Agreement will inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

14.14	COUNTERPARTS

This Agreement may be executed in any number of counterparts. Each counterpart is an original but the counterparts together are one and the same agreement. This Agreement is binding on the Parties on the exchange of counterparts. A copy of a counterpart sent by electronic mail:

(a)	must be treated as an original counterpart;

(b)	is sufficient evidence of the execution of the original; and

(c)	may be produced in evidence for all purposes in place of the original.

14.15	EXECUTION - AUTHORIZED OFFICER TO SIGN

Each person signing this Agreement as an authorized officer of a Party hereby represents and warrants that he or she is duly authorized to sign this Agreement for that Party and that this Agreement will, upon having been so executed, be binding on that Party in accordance with its terms.

[Execution Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first set forth above.

MOANA MINERALS LIMITED

By:	/s/ Hans Smit
	Name:	Hans Smit
	Title:	Chief Executive Officer

OCEAN MINERALS, LLC

By:	/s/ Hans Smit
	Name:	Hans Smit
	Title:	Chief Executive Officer

AMERICAN OCEAN MINERALS CORPORATION

By:	/s/ Philip Plough
	Name:	Philip Plough
	Title:	Authorized Representative